Exhibit 10.1

Corporate Office & Distribution Center

August 28, 2013

Jennifer L. Ehrhardt

Re: Change of Title

Dear Jennifer,

Congratulations! This letter will confirm that Tilly’s has offered you a Chief Financial Officer position in our Finance Department on the following terms and conditions:

1.	Change Date. Unless otherwise agreed, your title will change to Chief Financial Officer with Tilly’s on Saturday, September 14, 2013.

2.	Supervisor. Unless otherwise instructed, you will report to Daniel Griesemer, President and Chief Executive Officer.

3.	Compensation. You will be paid an annual salary of $300,000.00. Your bi-weekly earnings will be $11,538.47. You will be classified as a Salaried/Exempt Employee.

4.	Options. 40,000 non-qualified stock options were granted to you as of June 3, 2013. They will vest over a four (4) year period and have an exercise price which matched the closing price of Tilly’s, Inc. stock on the grant date. The terms of the stock options are set forth in Tilly’s 2012 Equity and Incentive Award Plan.

5.	Retention Bonus. In connection with your employment with Tilly’s, Tilly’s agreed to pay you a retention bonus in the amount of $75,000.00 that was paid on August 1, 2013 (the “Retention Bonus”). Employee understands and accepts that this retention bonus is a one-time payment that is subject to Employee completing the Two Year Condition below. Tilly’s did withhold all applicable taxes, other normal payroll deductions and any other amounts required by law to be withheld from this amount.

If you resign from employment with Tilly’s for any reason, or are terminated with cause, prior to completing two years of employment (the “Two Year Condition”), 1/24 of the retention bonus will be considered earned and forgiven for every full calendar month worked past August 1, 2013. Within 30 days of the last day of your employment, you must repay the remaining unearned amount of the Retention Bonus. Employee agrees that she will be liable for the cost of Tilly’s collecting the unearned Retention Bonus, including attorney fees and court costs, if not repaid as set forth above.

6.	Vacation. You will be accruing vacation at a rate of twenty (20) calendar days per year. Vacation begins accruing from the first payroll period.

7.	Benefits. Eligibility to enroll in Tilly’s Medical Benefits Program will take effect on the first of the month following one complete calendar month of employment.

Finance-Jennifer L. Ehrhardt Chief Financial Officer	Employee’s Initials JE

8.	Bonus. You will be eligible for our 2013 Bonus Plan payable in 2014. Please refer to the attached 2013 Bonus Plan for details.

9.	At-will employment. Your employment is at-will. Therefore, you may leave your employment at any time and Tilly’s may transfer, reassign, suspend, demote or terminate your employment, at any time, for any reason, with or without cause, and with or without notice.

10.	Non-solicitation. At Tilly’s you will have access to confidential information about Tilly’s employees. During your employment and for one year thereafter, you will not, whether for your own account or for any business organization, encourage or solicit any Tilly’s employee to leave Tilly’s employment. You acknowledge that violating this provision will cause Tilly’s irreparable harm that cannot be compensated by monetary damages alone, and that an injunction is an appropriate provisional remedy.

This letter contains the entire agreement with respect to the terms of your employment. It supersedes any and all other agreements, either oral or in writing, with respect to the employment relationship. You and Tilly’s acknowledge and agree that no representations, inducements, promises or agreements, oral or otherwise, have been made between you and Tilly’s, or anyone acting on behalf of you or Tilly’s, which are not included in this letter. You and Tilly’s acknowledge and agree that no other agreement, statement or promise not included in this letter shall be valid or binding. The terms of your employment, as set out in this letter, may not be modified or amended by oral agreement or course of conduct, but only by an agreement in writing signed by both you and Tilly’s CEO or CFO or Vice President of Human Resources.

If you accept our offer of employment on the terms and conditions set forth in this letter, please initial each page, sign where indicated and return the original of this letter to us, you may retain the document marked “Confidential Copy” for your records.

Sincerely yours,

/s/ Daniel Griesemer

Daniel Griesemer

President & CEO

Tilly’s

Accepted:

/s/ Jennifer Ehrhardt

Signature

Jennifer Ehrhardt

Printed Name

8/28/13

Date

Finance-Jennifer L. Ehrhardt Chief Financial Officer	Employee’s Initials JE